Exhibit 10(m)

AMENDMENT TO THE ENERGY FUTURE HOLDINGS CORP.

EXECUTIVE CHANGE IN CONTROL POLICY

THIS AMENDMENT is made this 23rd day of December 2008, by Energy Future Holdings Corp. (the “Company”), to the Energy Future Holding Corp Executive Change in Control Policy (the “Policy”), originally effective as of May 20, 2005.

W I T N E S S E T H:

WHEREAS, the Company desires to make changes to the Policy to comply with Section 409A of the Code and the regulations and other guidance promulgated thereunder; and

WHEREAS, Section 9 of the Policy provides that the Company’s Board of Directors or duly authorized committee may amend the Policy at any time, except if the Company is in the process of negotiating a Change in Control with a third party;

WHEREAS, the Executive Vice President – Human Resources for the Company has been delegated sufficient authority by the Board to amend the Policy to comply with Section 409A of the Code;

NOW, THEREFORE, in consideration of the premises contained herein, the Policy is amended as follows, effective as of January 1, 2009.

Section 3(c) shall be amended by deleting the section in its entirety and replacing it as follows:

“c. Health Care Benefits. Eligible Executives will be eligible for continued health care coverage under the Company’s health care plans for the applicable COBRA period. The required contribution by the Eligible Executive for such continued coverage will be the applicable employee rate, for the period shown in the following table, unless and until the end of such period, or until the Eligible Executive becomes eligible for coverage for a particular type of benefit through employment with another employer, at which time the required contribution for continuing such benefit coverage hereunder shall be the applicable COBRA rate for such benefit. The period of continued health care coverage provided for herein shall run concurrently with the Eligible Executive’s available COBRA coverage period.

Position	Period of Subsidized Premium for Health Care Coverage
Chief Executive Officer	18 months
Member of Senior Leadership Team	18 months
Member of Leadership Team	1 year

If an Eligible Executive who is the Chief Executive Officer or a member of the Senior Leadership Team is covered under the Company’s health care plans through the end of such eighteen (18) month period, then such Eligible Executive shall receive an additional payment, within thirty (30) days of the end of such eighteen (18) month period, in an amount equal to the monthly cost of such coverage for the period provided in the following table:

Position	Period of Subsidized Premium for Health Care Coverage
Chief Executive Officer	18 months
Member of Senior Leadership Team	6 months

Such payment shall be made in a lump sum.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on the date first set forth above.

By:	/s/ RIZ CHAND
M. Rizwan Chand
Executive Vice President, Human Resources